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                               SERVICE AGREEMENT

                                      AND

                 INDEMNITY COMBINATION COINSURANCE AND MODIFIED
                             COINSURANCE AGREEMENT

                          OF CERTAIN ANNUITY CONTRACTS

                                    BETWEEN

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                                      AND

                      METROPOLITAN LIFE INSURANCE COMPANY

                                 TREATY #20176


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                               TABLE OF CONTENTS

ARTICLE 1:  DEFINITIONS...................................................   4

ARTICLE 2:  PURPOSE OF AGREEMENT..........................................   6

ARTICLE 3:  COVERAGES TO BE REINSURED.....................................   7

ARTICLE 4:  INDEMNITY REINSURANCE PROVISIONS..............................   8

ARTICLE 5:  ACCOUNTING, PAYMENTS, AND PROCEDURES..........................  10

ARTICLE 6:  SERVICE.......................................................  14

ARTICLE 7:  REGULATORY APPROVALS..........................................  16

ARTICLE 8:  REPRESENTATIONS AND WARRANTIES OF CEDING COMPANY..............  17

ARTICLE 9:  REPRESENTATIONS AND WARRANTIES OF REINSURER...................  20

ARTICLE 10: RECORDS, FEES, AND OWNERSHIP OF PREMIUMS......................  23

ARTICLE 11: INDEMNIFICATION AND RECAPTURE.................................  25

ARTICLE 12: CLAIMS INVESTIGATIONS: PUNITIVE DAMAGES.......................  28

ARTICLE 13: ARBITRATION...................................................  29

ARTICLE 14: DELIVERIES AS OF THE EFFECTIVE DATE...........................  30

ARTICLE 15: GENERAL PROVISIONS............................................  31

EXHIBIT A:  DESCRIPTION OF REINSURED CONTRACTS............................  35

EXHIBIT B:  FORM OF EFFECTIVE DATE ACCOUNTING.............................  36

EXHIBIT C:  ASSETS........................................................  37

EXHIBIT D:  QUARTERLY ACCOUNTING AND SETTLEMENT...........................  38

EXHIBIT E:  FORM OF ACCOUNTING AND SETTLEMENT REPORTING...................  41

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THIS AGREEMENT is made and entered into as of January 1, 2014 (herein "EFFECTIVE
DATE") between METLIFE INSURANCE COMPANY of CONNECTICUT (herein "CEDING COMPANY"), and METROPOLITAN LIFE INSURANCE COMPANY of New York, New York (herein REINSURER").

RECITALS

A. Immediately prior to the Effective Date, Ceding Company is incorporated under the laws of Connecticut and is qualified to do business as a capital stock life insurance company in all 50 states and the District of Columbia.

B. Reinsurer is incorporated under the laws of New York, and is qualified to do business as a capital stock legal reserve life insurance company and as a reinsurer.

C. As the Ceding Company shall have on its books certain annuity contracts which it desires to cede 100% net of Other Reinsurance hereunder, and, subject to the terms of this Agreement, Reinsurer desires to reinsure 100% of such contracts net of Other Reinsurance.

D. Although Ceding Company will continue to be legally obligated to the contractholders, in accordance with the terms of such contracts, this Agreement is intended to transfer the economic benefits and liability to the Reinsurer.

AGREEMENT
---------

NOW, THEREFORE, IN CONSIDERATION of the mutual and foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do freely and voluntarily agree as follows:

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ARTICLE 1: DEFINITIONS

Section 1.01 As used herein, the following terms shall have the following meanings:

"ACCOUNTING PERIOD" shall mean the calendar quarter beginning on the Effective Date, and each calendar quarter and not less than quarterly thereafter while this Agreement remains in effect.

"AGREEMENT" shall mean this Service Agreement and Indemnity Combination Coinsurance and Modified Coinsurance Agreement of Certain Annuity Contracts Between Metlife Insurance Company of Connecticut and Metropolitan Life Insurance Company and designated as Treaty No. 20176 and all Exhibits and Schedules hereto, and all amendments entered into in accordance with Section 15.02.

"ANNUAL STATEMENT" shall mean the 2013 Annual Statement of MetLife Insurance Company of Connecticut for the year ended December 31, 2013.

"BANK ACCOUNTS" shall have the meaning ascribed to that term in Section 10.04

"COINSURANCE RESERVES" shall mean the statutory reserve for the obligations reinsured pursuant to Section 3.03.

"COMMISSIONS" shall mean all commissions, renewal commissions and overrides, expense allowances, benefit credits and other fees and compensation paid or payable.

"CONTINUING PRODUCER" shall mean a former appointed insurance producer of the Ceding Company who was authorized to solicit applications for the Reinsured Contracts acting as an appointed insurance producer of the Reinsurer after the Effective Date.

"EFFECTIVE DATE" shall mean January 1, 2014.

"EFFECTIVE DATE ACCOUNTING" shall have the meaning ascribed to that term in
Section 5.01.

"MODIFIED COINSURANCE RESERVE" shall mean the statutory reserve for the obligations reinsured pursuant to Section 3.02.

"NET COINSURANCE RESERVE" shall have the meaning ascribed to that term in
Section 5.01.

"NEW YORK POLICYHOLDERS" shall mean (i) except as provided in Item (iv) below, all individuals to whom an approved New York policy or contract form, in force as of the Effective Date, was issued by the Company prior to the Effective Date;
(ii) except as provided in Items (iii), (iv) and (v) below, all owners of a group contract, in force as of the Effective Date, sited in New York when the group contract was issued by the Company, which group is an eligible group under New York Insurance Law Section 4216, 4235 or 4238; (iii) all owners of a certificate, in force as of the Effective Date, issued by the Company under a group annuity contract that is subject to New York Insurance Law Section 4223;
(iv) all individual claimants under a Structured Settlement Annuity; and (v) all owners of a certificate, in force as of the Effective Date, who reside in New York as of the Effective Date, issued by the Company under a group contract that

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either has, as of the Effective Date, been terminated or for which the contract holder no longer exists; provided that, for purposes of the definition of "Reinsured Contracts" set forth in this Agreement, "New York Policyholders" shall, in lieu of Item (iv) above, mean all owners of a Structured Settlement Annuity.

"NOVATED REINSURANCE" shall mean any Reinsurance Agreements that shall be novated from the Ceding Company to the Reinsurer as of the Effective Date as set forth in Schedule 8.02(c) hereto.

"OTHER REINSURANCE" shall mean any Reinsurance Agreements that remain in effect on and after the Effective Date and which continue to reinsure the Ceding Company as set forth in Schedule 8.02(c) hereto.

"PREMIUMS" means premiums, considerations, deposits, premium adjustments and similar receipts with respect to the Reinsured Contracts net of Other Reinsurance.

"REINSURANCE AGREEMENTS" shall mean any Reinsurance Agreements to the extent they concern the Reinsured Contracts, other than this Agreement. A list of the Reinsurance Agreements in force immediately prior to the Effective Date is set forth in Schedule 8.02(c) hereto.

"REINSURANCE CLAIMS" shall mean contract benefits paid or accrued to contractholders under the Reinsured Contracts net of Other Reinsurance.

"REINSURED CONTRACTS" shall mean the contracts described in Exhibit A which is attached hereto and made a part hereof. Notwithstanding anything contrary in this Agreement, Reinsured Contracts shall not include any contract for which any applicable Initial Coinsurance Reinsurance Premium described in Section 5.05, Initial Modco Reinsurance Premium described in Section 5.06, or any adjustment thereto as described in Sections 5.02, 5.03 or 5.08, are not actually transferred to Reinsurer.

"RELATED AGREEMENTS" shall mean the agreements providing for the payment of commissions relating to the Reinsured Contracts.

"SEPARATE ACCOUNTS" means the segregated asset accounts of Ceding Company that were established to fund portions of the Reinsured Contracts.

"SETTLEMENT DAYS" means business days.

"STRUCTURED SETTLEMENT ANNUITY" shall mean a structured settlement annuity contract that was issued by the Company in New York, or not otherwise known to have been issued by the Company outside New York, and is in force as of the Effective Date.

"TOTAL CONTROL ACCOUNT" refers to the retained asset accounts, which are supplemental contracts on Reinsured Contracts.

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ARTICLE 2: PURPOSE OF AGREEMENT

Section 2.01 Purpose of Agreement. The purpose of this Agreement is to provide for the one hundred percent (100%) indemnity reinsurance net of Other Reinsurance by Reinsurer of all of the interest of Ceding Company in the Reinsured Contracts and to provide for servicing of such Reinsured Contracts. The reinsurance and service responsibilities are subject to the terms and conditions set forth herein. Reinsurer shall not accept any liabilities of Ceding Company other than those express, written contractual liabilities set forth in the Reinsured Contracts and the Related Agreements. Reinsurer shall be obligated only under the express, written terms of the Reinsured Contracts and the Related Agreements and shall not be bound by any sales materials or other written or verbal representations stated or implied by either Ceding Company or any of its representatives, agents, or other parties or liable for any matter other than contractual liabilities under the express, written terms of the Reinsured Contracts and the Related Agreements. Reinsurer shall not assume liability for: (a) any misrepresentations that have been made or allegedly have been made to the contractholders of Ceding Company, or to its representatives, agents, or other parties on or prior to the Effective Date or (b) for any alterations in the terms of the Reinsured Contracts and the Related Agreements not expressly reflected in the books and records of the Ceding Company transferred to Reinsurer on the Effective Date pursuant to the terms of this Agreement.

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ARTICLE 3: COVERAGES TO BE REINSURED

Section 3.01 Cession. Ceding Company agrees to cede, and does cede, as of the Effective Date, all of Ceding Company's rights and interest in the Reinsured Contracts and the Related Agreements so that then and thereafter, as between the parties to this Agreement, Ceding Company shall have no liability for the express, written benefits under the Reinsured Contracts or the Related Agreements; and all of the Ceding Company's rights and interest in all Novated Reinsurance to the extent relating to the Reinsured Contracts to the end that then and thereafter Ceding Company shall have no liability on account of the Reinsured Contracts with respect to such Novated Reinsurance, except to the extent otherwise specifically set forth herein.

Section 3.02 Modified Coinsurance. Reinsurer agrees to accept, and it does accept as of the Effective Date, cession of the Reinsured Contracts, and to assume, and it does assume on a modified coinsurance basis, all Separate Account obligations and liability as it relates to express written contractual liability insured under the Reinsured Contracts and provided under the Related Agreements after such date (the "Modified Coinsurance Reserve"); and (b) all rights and responsibilities of the Ceding Company under the Novated Reinsurance to the extent applicable to the Reinsured Contracts.

Section 3.03 Coinsurance. Reinsurer agrees to accept, and it does accept as of the Effective Date, cession of the Reinsured Contracts, and to assume, and it does assume on a 100% indemnity coinsurance basis, all general account liability as it relates to all remaining written contractual liability not assumed in accordance with Section 3.02, except as otherwise provided in Section 4.02.

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ARTICLE 4: INDEMNITY REINSURANCE PROVISIONS

Section 4.01 Basis of Reinsurance. On and after 12:00 a.m. ET., on the Effective Date, Ceding Company's liabilities under the Reinsured Contracts shall be reinsured on a one hundred percent (100%) indemnity coinsurance and modified coinsurance basis net of Other Reinsurance by Reinsurer.

Section 4.02 Annuitizations. Reinsurer's assumption of 100% of the liabilities and benefits of the Reinsured Contracts net of Other Reinsurance shall be continuous and uninterrupted in the event a Reinsured Contract is settled, in whole or in part, as a fixed or variable annuity payout or a combination of a variable and fixed annuity payout. Proceeds so applied to any annuity payout occurring on or after the Effective Date under any such Reinsured Contract shall be reflected as an Annuitization in the Quarterly Accounting and Settlement in accordance with Section 5.11. Reinsurer's assumption shall not include any obligations related to a Total Control Account reinsured by Reinsurer.

Section 4.03 Reinstatements. Should a Reinsured Contract or a lapsed or surrendered contract that would otherwise have been a Reinsured Contract be reinstated in accordance with its terms and the rules of Ceding Company on and after the Effective Date, the insurance under such policy shall be reinstated automatically and the same shall be reinsured hereunder automatically. The gain/or loss on the reinstatement shall be transferred to the Reinsurer on and after the Effective Date only to the extent that Ceding Company incurred a gain or loss on the reinstatement.

Section 4.04 Spousal Conversions. After the Effective Date, Ceding Company's Reinsured Contracts that permit a surviving spouse to continue a Reinsured Contract in that surviving spouse's name shall, upon any such continuance, immediately become a Reinsured Contract within the meaning of this Agreement.

Section 4.05 Contract Changes. Ceding Company agrees that it shall not make any changes as of Effective Date in the provisions and conditions of a Reinsured Contract; provided, however, that after the Effective Date, Ceding Company may make changes regarding non-guaranteed contract provisions of the Reinsured Contracts (e.g. mortality charges and interest rates). Ceding Company agrees that it will follow its normal financial management processes that it follows on its own business with regard to the Reinsured Contracts and confer with the Reinsurer prior to making any such changes. It is the parties' expectation that the Ceding Company will credit a rate on the fixed account portion, if any, of the Reinsured Contracts under the Ceding Company's current crediting rate practice. If the Ceding Company elects to credit interest rates outside its current crediting practice, the Ceding Company shall first provide the Reinsurer with the description of the Ceding Company's proposed strategy and the Ceding Company's justification for crediting interest rates outside its current crediting rate practice, and seek the Reinsurer's consent. Such consent shall not be unreasonably withheld. At Reinsurer's request, Ceding Company shall report its current crediting rates to Reinsurer (through electronic means or otherwise) in such format and at such times as may be mutually agreed for purposes of Reinsurer's administration and preparation of statutory accounting reports in accordance with Section 6.01.

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Section 4.06 Non-Spousal Beneficiary "Stretch" Settlements. The Reinsured
Contracts include death benefit settlements pursuant to which a non-spousal beneficiary receives death benefit proceeds for a period not to exceed the lesser of the life or lifetime expectancy (pursuant to U.S. Treasury Regulations) of such beneficiary (""Stretch Settlement""). Any amounts distributed during an Accounting Period under a Stretch Settlement shall be reflected as a Death Benefit in that Accounting Period's Quarterly Accounting and Settlement in accordance with Section 5.11.

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ARTICLE 5: ACCOUNTING, PAYMENTS, AND PROCEDURES

Section 5.01 Effective Date Accounting. On the Effective Date, Ceding Company shall have prepared as of the Effective Date, an estimate of all liabilities and related assets customarily arising under statutory accounting principles on account of the Reinsured Contracts, substantially in the form set forth in Exhibit B (the "EFFECTIVE DATE ACCOUNTING"). Such accounting shall have been reviewed and certified by an officer of Ceding Company that is a Fellow of the Society of Actuaries familiar with the business of Ceding Company. It is the intent of the parties that such accounting and each of the entries thereof shall have been prepared in accordance with insurance accounting principles prescribed or permitted under statutory authority applied on a basis consistent with those applied by the Ceding Company in prior years and shall present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such accounting. The results of such accounting shall be called the "Net Coinsurance Reserve" and the "Modified Coinsurance Reserve." It is anticipated that all liabilities and assets arising from or relating to the Reinsured Contracts shall be reflected in the Effective Date Accounting, and omission of an item from Exhibit B which properly relates to the Reinsured Contracts shall not be cause for omission of such item from the Effective Date Accounting. Ceding Company agrees to supply Reinsurer a copy of all computer runs, work papers and supporting data used in preparing the Effective Date Accounting.

Section 5.02 Adjustments. Within ninety (90) business days of the Effective Date, the Ceding Company shall prepare and deliver to Reinsurer a revised accounting, prepared as of the Effective Date in the manner prescribed in
Section 5.01. The revised accounting shall include a revised Exhibit A, which can be in electronic format that includes all the Reinsured Contracts as of the Effective Date. Ceding Company shall also prepare a revised Schedule C listing of all the assets transferred on the Effective Date, the actual fair market value of those assets on the Effective Date and any differences between actual fair market value and the estimated fair market value used in calculating the Reinsurance Premium. Any payments required of either party as a result of the revised accounting and revised asset listing shall be made within twenty (20) business days after delivery of the revised accounting in accordance with Exhibit B.

Section 5.03 Further Adjustments. In the event that subsequent data or calculations or banking arrangements require revision of the Effective Date Accounting, the required revision and appropriate payments thereunder with interest in accordance with Exhibit B shall be made within twenty (20) business days after reasonable determination of such revision.

Section 5.04 No Ceding Allowance. Reinsurer shall not provide Ceding Company with a ceding allowance.

Section 5.05 Initial Coinsurance Reinsurance Premium. Ceding Company shall deliver to Reinsurer an estimated accounting as described in Section 5.01 calculated as of the Effective Date, and Ceding Company shall transfer an initial reinsurance premium ("INITIAL COINSURANCE REINSURANCE PREMIUM") to Reinsurer within 20 business days of the Effective Date in the form of cash and/or assets listed in Exhibit C with an estimated fair market value as of the Effective Date equal to the greater of the Net Coinsurance Reserve described in Exhibit B and the fair value of the coinsured liabilities as calculated by the Ceding Company in accordance with generally accepted accounting principles as of the Effective Date.

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Section 5.06 Initial Modco Reinsurance Premium and Reserve Adjustment. On the
Effective Date, the Ceding Company shall also transfer to the Reinsurer an additional estimated reinsurance premium equal to the Modified Coinsurance Reserve ("INITIAL MODCO REINSURANCE PREMIUM") and the Reinsurer shall immediately transfer to the Ceding Company an amount equal to the Modified Coinsurance Reserve. Such payments shall be settled on a net basis.

Section 5.07 Reserves. With respect to the Reinsured Contracts, the Ceding Company will maintain a liability equal to the Modified Coinsurance Reserve on its statutory statements, and the Reinsurer agrees to establish and maintain a liability on its statutory statements not less than the Coinsurance Reserve, as required by the applicable regulatory authorities, for all liabilities except those for which the reserves are held in the Separate Accounts.

Section 5.08 Adjustments Relating to Errors and Incorrect Data. Each party is entitled to protection against the consequences of material errors with respect to (i) data on the Reinsured Contracts, and (ii) the Effective Date Accounting. If material errors are discovered in the above described information within three (3) years from the Effective Date, the parties will promptly make any needed adjustments in the amounts so transferred.

Section 5.09 DAC Tax Election. In regards to the Reinsured Contracts described in Exhibit A, Ceding Company and Reinsurer agree to the following pursuant to United States Treasury Regulation Section 1.848-2(g)(8):

          (a) The term "party" will refer to either Ceding Company or Reinsurer as appropriate.

          (b) The terms used in this Section are defined by reference to United States Treasury Regulation Section 1.848-1 and 1.848-2 as in effect on the Effective Date and at all relevant times thereafter. The term "net consideration" refers to net consideration as defined in Regulation Section 1.848-2(f).

          (c) For each taxable year ending on or after the Effective Date, the party with net positive consideration under this Agreement for each taxable year will capitalize specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

          (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the United States Internal Revenue Service.

          (e)  The exchange of information will follow the following procedure:

               By May 1 of each year, Reinsurer will submit a schedule to Ceding Company of its calculation of the net consideration for the preceding taxable year. This schedule of calculations will be accompanied by a statement signed by an officer of Reinsurer stating the amount of net consideration Reinsurer will report in its

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               tax return for the preceding taxable year. To ensure consistency,
               Ceding Company will utilize this information in determining its net consideration for its preceding taxable year. Ceding Company shall advise Reinsurer if it disagrees with the calculations provided and the parties agree to act in good faith to resolve such differences amicably.

          (f) Both parties agree to attach a schedule to their respective Federal Income Tax Return for the taxable year in which the Effective Date occurs, which identifies the Agreement as a reinsurance agreement for which the joint election under Regulation Section 1.848-2(g)(8) has been made.

          (g) Both parties warrant that they are U.S. taxpayers as defined by United States Treasury Regulation 1.848-2(h)(2)(ii).

Section 5.10 Premium Tax. Reinsurer shall reimburse Ceding Company annually by April 1 of each year (or such shorter period as the parties agree) for the premium tax and any other tax required to be paid by Ceding Company for the prior calendar year to any State or political sub-division thereof with respect to any premiums received for the Reinsured Contracts after the Effective Date as described below. Reinsurer shall, on a timely basis and in accordance with
Section 6.01, provide Ceding Company any information necessary for Ceding Company to make such tax payments.

The Reinsurer shall reimburse an amount equal to sum of (a) x (b) for each state, where:

     a) Equals the reinsurance premium paid in the prior calendar year by the Ceding Company for the Reinsured Contracts resident in the state as of 12/31 of the prior calendar year

     b) Equals the overall effective premium tax rate for the prior calendar year for the state, which is equal to c/d. where:

     c) Equals the actual premium tax and any other tax paid by the Ceding Company to the state with respect to any premiums received for the prior calendar year, before credits, and for annuities

     d) Equals the actual taxable premium received by the Ceding Company in the state for the prior calendar year for annuities

Section 5.11 Quarterly Accounting and Settlement. Within sixty (60) days after the end of each Accounting Period, the Reinsurer shall submit to Ceding Company quarterly accounting reports, substantially in the form of Exhibit E - Form of Accounting and Settlement Reports, for each Accounting Period (such reports shall include, but are not limited to, the amounts determined in the manner described in Exhibit D for Reinsurance Premiums, Net Contract Fees and Charges, Reinsurance Claims, and Modified Coinsurance Reserves).

Within seventy-five (75) days after the end of each Accounting Period, an amount equal to the Accounting Settlement, as defined in Exhibit D and calculated as shown in Exhibit E, will be settled between the Ceding Company and Reinsurer. Payment shall first be made by way of cash or cash equivalent, where: (i) if the Accounting Settlement is greater than or equal to zero, the Ceding Company shall pay the Reinsurer, and (ii) if the Accounting Settlement is less than zero, the Reinsurer shall pay the Ceding Company the absolute value of the amount.

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Section 5.12 Delayed Quarterly Settlement. If there is a delayed quarterly settlement, a party may impose an interest penalty charge on the other for the period that an amount is overdue, as follows: (a) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Accounting Settlement is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue; (b) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Accounting Settlement is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue but any such period shall not begin until fifteen (15) days after it submits the Quarterly Accounting and Settlement Report; (c) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Accounting Settlement is less than zero, Ceding Company may impose an interest penalty charge for the period that the settlement amount is overdue; and (d) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Accounting Settlement is less than zero, Ceding Company may impose an interest penalty charge for the period that the Quarterly Accounting and Settlement Report is overdue. Any interest penalty charged shall be calculated from the applicable date described above, to the date of payment based on the three month LIBOR on a per annum basis (containing 360 days) as published on the last day of the calendar month plus 50 basis points. The three month LIBOR rate for this calculation will reset at the last business day of each subsequent calendar month until outstanding amounts due have been paid. Accrued balances of less than $200,000 can be paid in the next subsequent Accounting Period settlement without interest penalty.

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ARTICLE 6: SERVICE

Section 6.01 Services. After the Effective Date, Reinsurer agrees to provide the following services (the "Services") on behalf of and in the name of the Ceding Company at its own expense:

     (a) All normal and necessary service on account of the Reinsured Contracts, including but not limited to:

           (i) answering contractholder questions and correspondence; making changes requested by contractholders to the Reinsured Contracts and maintaining contract information and other information storage systems and files;

          (ii) adjudicating claims and preparing checks or drafts to pay claims, surrender benefits and other contractual benefits in accordance with applicable state and federal law, provided that at the option of Ceding Company, Ceding Company may pay all claims and seek reimbursement from Reinsurer. For greater clarity, it is the intention of the parties that although Reinsurer will provide all Services required to administer the Reinsured Contracts after the Effective Date, Ceding Company will initially, at the direction of Reinsurer, pay all claims and will be subsequently reimbursed quarterly (or such shorter period as the parties agree) by Reinsurer in accordance with the Quarterly Accounting Settlement provisions in Section 5.11; and

          (iii) satisfying all contract filing tax reporting and any other regulatory requirements with respect to the Reinsured Contracts.

     (b) All information with respect to the Reinsured Contracts required by Ceding Company to prepare: (i) the quarterly and annual NAIC reports including all schedules thereto, (ii) any quarterly, quarterly and annual tax reporting, and (iii) any other information with respect to the Reinsured Contracts which may be requested by any regulatory body in any jurisdiction in which the Ceding Company is licensed.

     (c) In order to permit Ceding Company to satisfy its reporting obligations, Reinsurer agrees to maintain, in accordance with accepted standards of prudent insurance recordkeeping, complaint records, records regarding rescissions, claim activities, customer service and other matters to the same extent that Ceding Company maintains such records with respect to its individual annuity contracts issued outside of New York,

     (d) All data required for quarterly NAIC reports shall be submitted to Ceding Company no later than the end of the third week of the month following the quarter end. All data required for annual NAIC reporting shall be

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submitted to the Ceding Company no later than January 31st.

Section 6.02 Delegation. Reinsurer may employ an affiliate to perform any of its servicing responsibilities under this Agreement. The performance of such servicing responsibilities by any entity other than the Reinsurer or its affiliate shall require the written consent of the Ceding Company.

Section 6.03 Complaint Processing. Reinsurer shall be responsible for the processing of all complaints involving the Reinsured Contracts, and maintaining adequate written records thereof including the name and address of the complainant, the date received, the nature of the complaint and the resolution. Reinsurer shall provide Ceding Company with such records on request. Reinsurer will communicate with Ceding Company concerning any Complaints that, in Reinsurer's good-faith judgment, appear to be likely to give rise to liability (provided, however, that Reinsurer shall not be liable for, and the indemnification responsibilities, outlined in Article 11, shall be unaffected by, Reinsurer's error of judgment). Ceding Company shall promptly notify Reinsurer of any Complaints it receives regarding the Reinsured Contracts. Complaints for the purposes of this paragraph shall be defined as any written communication primarily expressing a grievance.

If Reinsurer receives any notice from any source (including, but not limited to, a contractholder or regulatory agency) of a lawsuit or other legal or administrative hearing or proceeding being brought against Ceding Company and involving the Reinsured Contracts or the threat of any such lawsuit, hearing or proceeding ("Proceeding"), for which Reinsurer is entitled to indemnification by Ceding Company, Reinsurer will promptly forward to Ceding Company notice of the Proceeding and a copy of all legal documents, correspondence and other materials relevant thereto which Reinsurer reasonably has access to as required by Article 10 hereof, provided, however, that failure to give such notice shall not affect Ceding Company's obligations to indemnify Reinsurer unless such failure materially prejudices Ceding Company's rights with respect to such Proceeding. Reinsurer agrees to cooperate fully with Ceding Company in connection with the Proceeding.

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ARTICLE 7: REGULATORY APPROVALS

Section 7.01 Regulatory Approval. Reinsurer and/or Ceding Company shall apply, where applicable, to the Director of the Connecticut Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), and the Superintendent of the Department of Financial Services of the State of New York for approval of the transfer contemplated by this Agreement in accordance with the relevant provisions of the applicable legislation in the United States on the terms and conditions set out herein either without modification or with such modification as may have been agreed by the parties hereto and approved by such regulatory authorities.

Section 7.02 Regulatory Approval Following Amendment. Any change to this Agreement which occurs after the approvals referred to in Section 7.01 hereof have been obtained shall be subject to the required approval(s) of the Director of the Connecticut Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), the Superintendent of the Department of Financial Services of the State of New York and, to the extent necessary or appropriate, to any federal authorities with jurisdiction over the subject matter herein.

Section 7.03 Best Efforts. Reinsurer and Ceding Company agree that they will each proceed with all due diligence to consummate the transaction set forth in this Agreement.

Section 7.04 Filing. Reinsurer and Ceding Company shall file all documents required to be filed by the Director of the Connecticut Department of Insurance (or such other regulator as may have jurisdiction over the Ceding Company), the Superintendent of the Department of Financial Services of the State of New York and, to the extent necessary or appropriate, any federal authorities with jurisdiction over the subject matter herein in order to consummate the transaction set forth in this Agreement.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES OF CEDING COMPANY

Section 8.01 Authority. Ceding Company represents and warrants that Ceding Company is a corporation duly organized as a capital stock life insurance company, validly existing as of the Effective Date under the laws of the State of Connecticut and the Ceding Company or its predecessor in interest was licensed or otherwise authorized in New York to issue the Reinsured Contracts. Ceding Company has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement. Except as provided in Article 7, the execution and delivery by Ceding Company of this Agreement and the consummation by Ceding Company of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Organization or Bylaws of Ceding Company, or any material provision of any other instrument to which Ceding Company is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to Ceding Company or any order, writ, injunction or decree of any court or governmental body directed against Ceding Company. This Agreement has been duly and validly executed and delivered by Ceding Company. Assuming due authorization, execution and delivery by Reinsurer, this Agreement is the legal, valid and binding obligation of Ceding Company enforceable against it in accordance with its terms.

Section 8.02 Other Representations and Warranties. The Ceding Company hereby makes the following representations and warranties:

     (a) Compliance with Law. The forms of the Reinsured Contracts, including but not limited to applications, amendments, endorsements, riders, which have been reinsured under this Agreement have been filed and approved, if required, by the applicable insurance departments in the jurisdictions in which such filing is required. Advertising materials and point-of-sale materials used in connection with the sale or marketing of the Reinsured Contracts were materially in compliance with applicable laws and regulations when utilized.

     (b) Validly Issued, No Adverse Affect, and No Litigation. (i) The Reinsured Contracts are validly issued; (ii) as of the Effective Date there are currently no known material facts or conditions which have not been disclosed to the Reinsurer, that would materially adversely affect the contractual liabilities assumed by Reinsurer pursuant to this Agreement; and (iii) except as provided in Schedule 8.02(b), there is no material litigation or regulatory action proceeding pending or threatened against Ceding Company on the Effective Date which would adversely affect the Reinsured Contracts under this Agreement or the assets to be transferred hereunder or which would prevent the consummation of this Agreement.

     (c) Reinsurance Agreements. The Reinsurance Agreements, split between the Novated Reinsurance and Other Reinsurance, are as shown in Schedule 8.02(c). Ceding Company has duly and punctually performed in all material respects all the terms, covenants, and warranties of the Novated Reinsurance. To the best of Ceding Company's knowledge, the other parties to the Novated

          Reinsurance are not in default in any material respect under any of the terms thereof. The Ceding Company will notify the Reinsurer of either 1) novation of any of the Reinsurance Agreements shown as Other Reinsurance from the Ceding Company to the Reinsurer after the Effective Date, or 2) recapture of any of the Reinsurance Agreements shown as Other Reinsurance after the Effective Date.

     (d) Title. No person, firm or corporation has any claim, lien, judgment or right of action, legal or equitable, against or in any assets transferred to Reinsurer under the terms of this Agreement. Reinsurer shall obtain good and merchantable title to all such assets free and clear of all claims, liens, judgments or rights of action upon such assets being transferred to Reinsurer in accordance with the terms hereof. Ceding Company agrees to indemnify and save harmless Reinsurer against and from any and all claims or liens against said assets or any claim or judgment which may be made or entered against or related to said assets or any claim or judgment which may be made or entered against Reinsurer for which the latter is not expressly obligated under this Agreement.

     (e) Accountings. Pursuant to the terms of this Agreement, Ceding Company will make available to Reinsurer the Effective Date Accounting as well as a copy of material computer runs, work papers, and supporting data used in preparing such accounting. The accounting shall be prepared in accordance with insurance accounting principles prescribed or permitted under statutory authority applied on a basis consistent with those applied by Ceding Company in prior years and to present fairly the items reflected therein in accordance with sound accounting principles as of the date of such accounting.

     (f) Correct Information. The information concerning the Reinsured Contracts contained in Exhibit A, or any other exhibits to this Agreement, is true and correct in all material respects.

     (g) Consistent with Books and Records. The Reinsured Contracts and the Related Agreements are consistent with the books and records of Ceding Company which are transferred to Reinsurer pursuant to the terms of this Agreement. Any amendments, riders, or other modifications to the Reinsured Contracts shall be reflected in the books and records transferred to Reinsurer.

     (h) Related Agreements. Each of the Related Agreements is in one of the forms made available by Ceding Company to Reinsurer on or before the Effective Date. Ceding Company has duly performed all the material terms, conditions, covenants, and warranties of the Related Agreements required on the part of the Ceding Company, and, to the best of Ceding Company's knowledge, other parties to the Related Agreements have duly performed all the terms, conditions, covenants and warranties required on their part.

     (i) Litigation. Except as disclosed in Schedule 8.02(b), as of the Effective Date there are no material actions, suits, proceedings or investigations pending, nor to the knowledge of Ceding Company, threatened against, involving or affecting any of the Reinsured Contracts, any of the rights or assets to be transferred hereunder or any of the transactions contemplated by this Agreement before any federal, state, municipal or other governmental court department, commission, board, arbitrator, bureau, agency or instrumentality. Except as disclosed in
          Schedule 8.02(b), as of the Effective Date Ceding Company does not have any knowledge of any state of facts or contemplated events that reasonably may be expected to give rise to any such material claim, action, suit, proceeding, or investigation.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES OF REINSURER

Section 9.01 Authority. Reinsurer has the full corporate, legal and regulatory authority to carry out and perform its undertakings and obligations under this Agreement and will continue to maintain such authority for the duration of this Agreement. Reinsurer will either maintain its licenses to conduct the business of life insurance (including the authority to conduct annuity insurance business) in New York, and in any jurisdiction where the Ceding Company or its successor is domiciled, or will maintain licenses as an accredited Reinsurer in those jurisdictions. The execution and delivery by Reinsurer of this Agreement and the consummation by Reinsurer of the transactions contemplated in this Agreement have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Incorporation or Bylaws of Reinsurer, or any material provision of any other instrument to which Reinsurer is a party or by which it is bound, or any law, rule or regulation of any governmental body applicable to Reinsurer or any order, writ, injunction or decree of any court or governmental body directed against Reinsurer. This Agreement has been duly and validly executed and delivered by Reinsurer. Assuming due authorization, execution and delivery by Ceding Company, this Agreement is the legal valid and binding obligation of Reinsurer enforceable against it in accordance with its terms. In the event that the Reinsurer fails to have or maintain its license in any jurisdiction in which the Ceding Company or its successor is licensed and such license is a precondition for the Ceding Company to receive credit for reinsurance for the Reinsured Contracts, the Reinsurer shall immediately collateralize the Coinsurance Reserves for the Reinsured Contracts (and in no event beyond the end of the calendar quarter during which such failure occurs) by either a letter of credit or assets in trust or any combination of the two, which in total will comply with statutory and regulatory requirements for obtaining the Ceding Company's credit for reinsurance. The Reinsurer shall have the option of determining the method of collateralization provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Ceding Company's reserves.

When collateralizing by a letter of credit, the Reinsurer agrees to arrange for the timely delivery of a clean, unconditional and irrevocable letter of credit for the exclusive benefit of Ceding Company, issued in a form acceptable to the insurance regulatory authorities having jurisdiction over Ceding Company's reserves. The letter of credit (the "Letter of Credit") will be issued by a bank that is neither the parent, subsidiary, or affiliate of either Reinsurer or Ceding Company and is (1) organized or licensed in the United States, (2) regulated, supervised and examined by U.S. federal or state authorities, and (3) has been found acceptable to Ceding Company.

For every accounting period in which a Letter of Credit is to be provided under this Section, the amount of the Letter of Credit will equal or exceed at all times, the Coinsurance Reserves.

Not less than ten (10) days prior to the end of each accounting period, Ceding Company shall estimate such Coinsurance Reserves and the amount of any Letter of Credit required in accordance with this Section and prior to the close of the accounting period in which such notice is received, Reinsurer shall obtain and deliver to Ceding Company a Letter of Credit, or an amendment to a Letter of Credit, in an amount not less than the aforementioned estimated amount.

Reinsurer further agrees that upon completion of any accounting period reporting, if the Letter of Credit amount as based upon the aforementioned estimate is less than the actual amount of the Letter of Credit provided under this Section, Reinsurer shall obtain and provide to Ceding Company such other Letter of Credit, or amendment to Letter of Credit, in such amount as needed to meet the requirements of this Section.

Ceding Company agrees that upon completion of any accounting period reporting, if the actual amount of the Letter of Credit provided by Reinsurer under this
Section is in excess of the Letter of Credit amount as based upon the aforementioned estimate, Ceding Company shall promptly, upon receipt of Reinsurer's written request, agree to an amendment reducing the amount of the Letter of Credit by an amount equal to such excess.

Notwithstanding anything to the contrary in this Agreement, Reinsurer and Ceding Company agree that the Letter of Credit may be drawn on by Ceding Company at any time and will be utilized and applied by Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of Ceding Company, without diminution because of the insolvency on the part of Ceding Company or Reinsurer only for the following purposes:

     (a) To reimburse Ceding Company for Reinsurer's share of benefit payments or losses paid by Ceding Company pursuant to the provisions of contracts reinsured under this Agreement, the payment of which is due under the terms of this Agreement and which has not otherwise been paid;

     (b) In the event Ceding Company receives notice that the Letter of Credit will not be renewed and on the thirtieth (30th) day following the date of such notice, Reinsurer has not established a replacement Letter of Credit or alternative security devise suitable to qualify Ceding Company for reserve credit for the reinsurance hereunder, then Ceding Company or its statutory successor may draw upon the Letter of Credit to fund an amount with Ceding Company for Reinsurer's obligations which are properly attributable to the Reinsured Contracts reinsured under this Agreement. Such amount will include, but not be limited to, amounts for contract reserves, reserves for claims and losses incurred, loss adjustment expenses and unearned premiums. The amount drawn on the Letter of Credit shall be held in trust in an interest bearing account separate from Ceding Company's other assets and interest thereon shall accrue to the benefit of Reinsurer, and;

     (c) To pay any other obligations of Ceding Company that are in fact due from Reinsurer under this Agreement, the payment of which is due under the terms of this Agreement and which has not otherwise been paid.

In the event that the amount drawn by Ceding Company on the Letter of Credit exceeds the actual amount required for items (a), (b) and/or (c) above, or in the case of a draw pursuant to (c) above, Ceding Company shall promptly return to Reinsurer the excess amounts so drawn, together with interest thereon. All the foregoing shall be applied without diminution because of insolvency on the part of Ceding Company or Reinsurer.

Section 9.02 Conduct of Business. Reinsurer shall conduct its business and perform its obligations hereunder in the same manner in which Reinsurer conducts its own business and with the same degree of care.

ARTICLE 10: RECORDS, FEES, AND OWNERSHIP OF PREMIUMS

Section 10.01 Records. As requested by Reinsurer or Ceding Company, the other party shall deliver unto the requesting party any contract records, files, charts, books, ledgers, and other documents or copies thereof maintained by it concerning the Reinsured Contracts. Included in the foregoing, without limitation, shall be all records relating to development, reserving or approval of the Reinsured Contracts. All records, books, files, accounts and materials of any kind relating to the Reinsured Contracts maintained by Ceding Company or Reinsurer relating to the Reinsured Contracts shall be open to examination and audit by the other at reasonable times during normal business hours.

Section 10.02 Fees. Except as stated to the contrary in Article 13, each party shall be responsible for its own fees and expenses in connection with the transaction contemplated by this Agreement, including without limitation attorneys', accountants', actuaries', and other similar fees.

Section 10.03 Ownership of Premiums. All monies, checks, drafts, money orders, postal notes, and other instruments received after the Effective Date by Ceding Company for premiums on the Reinsured Contracts shall be either allocated to the Separate Accounts in accordance with instructions from contractholders or transferred to Reinsurer in accordance with the Quarterly Settlement provisions under this Agreement.

Section 10.04 Bank Accounts. After the Effective Date, Reinsurer shall be authorized by Ceding Company to process payments relating to the Reinsured Contracts. Ceding Company agrees to do whatever is necessary in order to give Reinsurer the authority to prepare drafts on Ceding Company's bank accounts and in Ceding Company's name to the extent necessary to process claims under the Reinsured Contracts and with respect to which Ceding Company shall have no overdraft liability. All amounts due from Ceding Company to pay such claims shall be deposited by Ceding Company in such account until the claim is paid, and Reinsurer shall reimburse Ceding Company for such claims in accordance with
Section 5.11.

Section 10.05 Authorizations. After the Effective Date, if required, Ceding Company shall provide specific authorizations for Reinsurer's employees to sign letters and acknowledge contract modifications on behalf of Ceding Company concerning inter alia, underwriting, contract administration, agent compensation, and claim matters. Notwithstanding the failure of Ceding Company to grant specific authorizations, Reinsurer shall be authorized hereunder to perform such acts with respect to the Reinsured Contracts and the Related Agreements.

Section 10.06 Security Agreement. The parties hereto agree that as security for all the Secured Obligations (as hereinafter defined), Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to Reiasurer, all of Ceding Company's rights, titles and interests, if any, (legal, equitable or otherwise) to all premiums and fees due the Reinsurer under the Reinsured Contracts after the Effective Date (the "COLLATERAL"). As used herein, "SECURED OBLIGATIONS" shall mean the obligations of Ceding Company pursuant to Article 10 and any other obligations of Ceding Company under this Agreement. Upon the failure of Ceding Company to fully perform its obligations and undertakings hereunder, Reinsurer shall have, in addition to all other rights under this Agreement or under applicable law, the following rights: the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New York (the "UCC"), as though all the Collateral constituted property subject to a security interest under Article 10 thereof; the right to set off; and the right to reasonable attorneys' fees incurred in connection with the enforcement of this Agreement.

ARTICLE 11 INDEMNIFICATION AND RECAPTURE

Section 11.01 Indemnification of Reinsurer. Ceding Company hereby agrees to indemnify and hold harmless Reinsurer against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to, reasonable attorney's fees, resulting from or arising out of:

     (a) any and all unpaid liabilities occurring prior to the Effective Date other than those express, written contractual liabilities set forth in the Reinsured Contracts and the express, written contractual liabilities in the Related Agreements;

     (b) any misrepresentation or breach of any covenant or warranty made by Ceding Company (or matter treated as a covenant or warranty made by Ceding Company) in this Agreement, including but not limited to any misrepresentation or breach of any covenant or warranty in Article 8 of this Agreement, or the matters that are the subject of any such misrepresentation or breach (notwithstanding Ceding Company's knowledge of such matter, misrepresentation or breach);

     (c) any acts or omissions by or on behalf of Ceding Company, its agents or employees, occurring prior to the Effective Date; and/or

     (d) any acts or omissions committed by agents (including former agents) of Ceding Company that occur before the Effective Date.

In the event of a misrepresentation or breach of warranty under Section 11.03 of this Agreement, it is agreed that Ceding Company will to the extent reasonable pursue administrative relief with the Internal Revenue Service to correct, both prospectively and retroactively, any violation under Section 72 of the Internal Revenue Code, at the sole expense of Ceding Company.

Ceding Company will assume the defense of any lawsuits that may be brought against Reinsurer that relate to the matters for which Ceding Company herein agrees to indemnify Reinsurer.

Reinsurer shall give written notice to Ceding Company of any indemnity claims unknown to the Ceding Company within thirty (30) days after Reinsurer has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to Reinsurer; provided, however that failure to give such notice shall not affect Ceding Company's obligations to indemnify unless such failure materially prejudices Ceding Company's rights with respect to defending such claim. Reinsurer and Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim.

Section 11.02 Indemnification of Ceding Company. Reinsurer hereby agrees to indemnity and hold harmless Ceding Company against and in respect of any and all liabilities, losses, claims, obligations, damages, deficiencies, costs and expenses, including, but not limited to reasonable attorneys' fees, resulting from:

     (a) any misrepresentation or breach of any covenant or warranty made by the Reinsurer in this Agreement or the matters that are the subject of such misrepresentation or breach;

     (b) any liability, other than liabilities arising out of Ceding Company's actions, resulting from the maintenance or operation of bank accounts created pursuant to Section 10.4;

     (c) any acts or omissions by or on behalf of Reinsurer, its agents or employees occurring entirely after the Effective Date (provided that such actions were not taken based on the books and records transferred hereunder);

     (d) any acts or omissions committed by appointed agents of the Reinsurer in servicing the Reinsured Contracts occurring after the Effective Date, but excluding acts of concealment of wrongdoing by Ceding Company or its agents that occurred prior to the Effective Date;

     (e) any fines or penalties imposed on Ceding Company solely as a result of the activities of Reinsurer, its agents or employees; and/or

     (f) any acts or omissions committed by former agents of Ceding Company with respect to the Reinsured Contracts occurring after the Effective Date (but excluding acts of concealment of wrongdoing by its former agents that occurred prior to the Effective Date or acts undertaken under apparent or actual authority arising independent of the Reinsured Contracts).

Reinsurer will assume the defense of any lawsuits that may be brought against Ceding Company that relate to the matters for which Reinsurer agrees to indemnify Ceding Company.

Ceding Company shall give written notice to Reinsurer of any indemnity claims unknown to the Reinsurer within thirty (30) days after Ceding Company has actual notice of such claim, and in the event a suit or other proceeding is commenced, within ten (10) days after receipt of notice to Ceding Company; provided, however that failure to give such notice shall not affect Reinsurer's obligations to indemnify unless such failure materially prejudices Reinsurer's rights with respect to defending such claim. Reinsurer and Ceding Company shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with an indemnity claim.

Section 11.03 Recapture Right. Business ceded under the agreement shall not be eligible for recapture, provided however, if any Reinsured Contract that was not otherwise known to have been issued by the Company outside New York as of the Effective Date later becomes known as having been issued by the Company outside of New York, the Reinsured Contract shall be recaptured at that time. Upon recapture of any such Reinsured Contract, the Reinsurer shall pay to the Ceding Company, a recapture amount equal to the sum of (1) the modified coinsurance reserve as of the date of recapture plus (2) the greater of the coinsurance reserve as of the date of recapture and the fair value of the coinsured liabilities as calculated by the Ceding Company in accordance with generally accepted accounting principles as of the date of recapture. The Ceding Company shall pay to the Reinsurer a modified coinsurance reserve adjustment equal to the modified coinsurance reserve as of the date of recapture.

ARTICLE 12: CLAIMS INVESTIGATIONS: PUNITIVE DAMAGES

Section 12.01 Investigation of Claims: Punitive Damages. Ceding Company shall investigate, settle or defend any and all actions which may be filed against Ceding Company or Reinsurer on account of any acts or omissions by or on behalf of Ceding Company (including its agents or employees) occurring prior to the Effective Date whether such action is filed before or after the Effective Date. Ceding Company shall reimburse and hold Reinsurer harmless from any and all costs, expenses and liabilities in any such action which exceeds the strict contract limits. Without limiting the generality of the foregoing, Ceding Company shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences occurring prior to the Effective Date and shall reimburse and hold Reinsurer harmless from any and all costs, expenses or liabilities including attorneys' fees which it may incur as a result of any such claim. Reinsurer shall be solely liable for and shall defend any and all claims for punitive or exemplary damages based on any facts or occurrences (a) arising solely out of the actions or omissions of Reinsurer, its employees or agents occurring on or after the Effective Date (provided that such actions were not taken based on the books and records transferred hereunder) and (b) arising solely out of the acts of Continuing Producers and shall reimburse and hold Ceding Company harmless from any and all costs, expenses and liabilities including attorneys' fees which it may incur as a result of any such claim. Notwithstanding any other provision contained herein which may be construed to the contrary, Reinsurer assumes no responsibility or liability whatsoever to any party for any claim made prior to the Effective Date made for recovery of punitive or exemplary damages, and the indemnification provisions contained herein are not intended to, and shall not be construed to, impose liability on any party hereto vis-a-vis third parties.

ARTICLE 13: ARBITRATION

Section 13.01 Arbitration Clause. All disputes or differences between Ceding Company and Reinsurer arising under or which are related to this Agreement upon which an amicable understanding cannot be reached within thirty (30) days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as hereinafter provided, and judgment upon the award entered by the arbitrators may be entered in any Court having jurisdiction thereof. The Court of Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The Court of Arbitrators shall consist of three neutral arbitrators who must be active or retired officers of insurance companies other than Ceding Company or Reinsurer or any one of their affiliates, familiar with the reinsurance business. The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org. The
                                                          ----------------
parties agree that this Court of Arbitrators, if implemented under this Agreement, shall be held at a site selected by the Arbitrators in the State of New York. The parties agree to arbitrate within thirty (30) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this agreement. Each of the parties shall appoint an arbitrator within thirty (30) days following notice of written demand to arbitrage, notifying the other party of the name and address of such arbitrator. If either party shall fail to appoint an Arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of their appointment, then, in either event, the President of the American Council of Life Insurance or its successor shall appoint such second and/or third arbitrator. The three arbitrators so selected shall constitute the Court of Arbitrators. A decision of a majority of the Court of Arbitrators shall be final and binding and there shall be no appeal therefrom. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award which shall do justice between the parties and the award shall be supported by a written opinion. The cost of arbitration, including but not limited to the fees of the arbitrators and attorneys, shall be borne by the losing party unless a Court of Arbitrators shall decide that, in light of the circumstances, such would be inequitable, in which case the arbitrators shall allocate costs among the parties.

ARTICLE 14: DELIVERIES AS OF THE EFFECTIVE DATE

Section 14.01 Deliveries by Ceding Company. Ceding Company shall use its reasonable efforts to deliver or cause to be delivered to Reinsurer within twenty (20) days of the Effective Date (i) a listing (electronic or otherwise) of the Reinsured Contracts, and ii) all instruments (including without limitation bond powers) as may be necessary or advisable to cause Ceding Company's rights, title, and interest in and to the properties, rights, or assets to be transferred hereunder or to effect the purposes hereof to vest in Reinsurer based on the Effective Date Accounting described in Section 5.01. Ceding Company will cooperate with Reinsurer in connection with any required re-registration of such instruments (or of any additional instruments as may be necessary in connection with adjustments described in Sections 5.02 and 5.03), and Reinsurer will bear any risks associated with such re-registration.

Section 14.02 Deliveries by Reinsurer. Reinsurer shall use its reasonable efforts to deliver or cause to be delivered to Ceding Company within twenty (20) business days of a revised accounting in accordance with Section 5.02 or 5.03 all instruments (including without limitation bond powers) as may be necessary or advisable to vest in Ceding Company all of Reinsurer's rights, title, and interest in and to the properties, rights, or assets to be transferred back to Ceding Company to effect any correction of a prior accounting in favor of Reinsurer.

ARTICLE 15: GENERAL PROVISIONS

Section 15.01 Successors, Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of both Ceding Company and the Reinsurer; provided, that Reinsurer may not assign, transfer or reinsure the obligations assumed by it under this Agreement, without the written consent of Ceding Company and any necessary regulatory approvals.

Section 15.02 Entire Agreement. All prior or contemporaneous agreements and representations between the parties relating to the subject matter hereof are superseded by this Agreement which, together with any Exhibits and Schedules attached, constitutes the entire contract between the parties. There are no understandings or agreements between the parties with respect to the Reinsured Contracts other than as expressed in this Agreement. No waiver, amendment, or modification hereof shall be of any force or effect unless in writing and signed by the parties. The agreements, covenants, representations, and warranties contained herein shall survive the closing hereunder.

Section 15.03 Non-Waiver. No waiver by any party of any default by any other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise term or condition of this Agreement. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance. No prior transactions or dealings between any of the parties shall be deemed to establish any custom or usage waiving or modifying any provisions hereof. The failure of any party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

Section 15.04 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 15.05 Rights. Nothing herein, either expressed or implied, is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Reinsurer and Ceding Company any rights or remedies under or by reason of this Agreement.

Section 15.06 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.07 Correspondence. Any and all correspondence, records or otherwise coming to Ceding Company after the Effective Date pertaining to the Reinsured Contracts shall be immediately and forthwith delivered to Reinsurer without charge to Reinsurer or its delegee pursuant to Section 6.02.

Section 15.08 Duration. This Agreement shall remain in force until the last Reinsured Contract ceases to be in force unless otherwise terminated pursuant to
Section 15.14.

Section 15.09 Notices. Any notice hereunder shall be deemed to be duly given when and if delivered or transmitted or three (3) business days after such notice is deposited in the U.S. Mail for delivery by pre-paid first-class registered or certified mail to:

  (1)  Reinsurer:

Metropolitan Life Insurance Company
1095 Avenue of the Americas
New York, NY 10036
Attention: Roberto Baron
Rbaron@metlife.com

  (2)  Ceding Company:

MetLife Insurance Company of Connecticut
1300 Hall Boulevard
Bloomfield, CT 06002
Attention: Chris Kremer
Ckremer@metlife.com

Or such other address as shall be furnished in writing by the parties to the other.

Section 15.10 Cooperation. With regard to any matters not expressly stated herein, the parties to this Agreement agree to furnish such information, to execute such additional documents, and to cooperate with each other as may be necessary to carry out the purposes of this Agreement, in accordance with industry practice for transactions of this kind.

Section 15.11 Insolvency. Except as provided in Section 15.12 in the event of the insolvency of Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall continue to be payable by Reinsurer under the terms of the contracts reinsured, on behalf of Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency.

Section 15.12 Cut-Through Provision. In the event of the rehabilitation or liquidation of Ceding Company, any claims of holders and beneficiaries under Reinsured Contracts issued by Ceding Company the reserves for which are held in the Separate Accounts of Ceding Company shall first be paid out of the respective Separate Account to fund those benefits. To the extent there are any benefits under a Reinsured Contract that are not payable out of assets held in the respective Separate Account, Reinsurer shall pay all such amounts due under that Reinsured Contract, which would be otherwise due to the rehabilitator liquidator, receiver, or statutory successor in the absence of this Section 15.12, directly to the holder or beneficiary, as applicable of the Reinsured Contract, without diminution on account of Ceding Company being placed in rehabilitation or liquidation unless within [30] days of the commencement of the rehabilitation or liquidation the Superintendent of Department of Financial Services of the State of New York (Superintendent) directs the Reinsurer to make payments to the rehabilitator, liquidator, receiver or statutory successor, and shall at the direction of the Superintendent within [30] days of the commencement of the rehabilitation or liquidation provide each such contractholder with a certificate approved by the Superintendent, which shall state, inter alia, that Reinsurer will directly pay the contractual obligations of Ceding Company not satisfied out of the respective Separate Account under such Reinsured Contract.

Section 15.13 Audit of Records and Procedures. Ceding Company shall have the right to audit during normal business hours and at the office of Reinsurer or any service provider designated by Reinsurer pursuant to Article 6 all records and procedures relating to the Reinsured Contracts and the Services provided by or on behalf of Reinsurer under this Agreement. Further, Reinsurer agrees to confirm, at reasonable request of Ceding Company, the existence of the Reinsured Contracts. In conjunction with any examination of Ceding Company by the Insurance Department (or any regulatory body) of any jurisdiction in which Ceding Company is licensed, Reinsurer shall permit an examination of its books and records relating to the Reinsured Contracts.

Section 15.14 Termination: This Agreement shall be in force as to such Reinsured Contracts until the termination of the Reinsurer's liability with respect to such Reinsured Contracts in accordance with its terms and the receipt by Ceding Company of payments that discharge such liability in full in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, Ceding Company and Reinsurer have caused this instrument to be executed by their duly authorized officers as of the day and year first hereinabove written.

METLIFE INSURANCH COMPANY OF CONNECTICUT

By:    /s/ Roberto Baron
       --------------------------
Name:  Roberto Baron
Title: Senior Vice President
Date:  December 20, 2013

METROPOLITAN LIFE INSURANCE COMPANY

By:    /s/ Roberto Baron
       --------------------------
Name:  Roberto Baron
Title: Senior Vice President
Date:  December 20, 2013

                 EXHIBIT A: Description of Reinsured Contracts
                 ---------------------------------------------

Reinsured Contracts as used in this Agreement shall mean (i) all annuity contracts and group annuity certiticates that include an insulated separate account feature, including but not limited to variable annuity contracts, held by New York Policyholders that are in force as of the Effective Date; and (ii) all annuities issued under an annuitization or as a settlement option under the policies, contracts and certificates described in Item (i) above issued on or after the Effective Date.

                  EXHIBIT B: Form of Effective Date Accounting
                  --------------------------------------------

                                                                      MICC ceded   MLIC assumed
                                                                    -------------  -------------
1) Aggregate reserves as shown on Exhibit 5 of the Annual           3,403,483,528  3,403,483,528
Statement and Exhibit 3 of the Separate Account Annual Statement*
2) Modified Coinsurance Reserve                                     2,965,806,966  2,965,806,966
3) Coinsurance Reserve (equal to (1) minus (2))                       437,676,562    437,676,562

* Aggregate reserves are reduced for aggregate reserves ceded under Other Reinsurance.

The greater of the Net Coinsurance Reserve as shown on Exhibit 5 of the Annual Statement and the fair value of the coinsured liabilities as calculated by the Ceding Company in accordance with generally accepted accounting principles as of the Effective Date constitutes the Initial Coinsurance Reinsurance Premium pursuant to Section 5.05, and the Modified Coinsurance Reserve shown on Exhibit 3 of the Separate Account Annual Statement constitutes the Initial Modco Reinsurance Premium and Reserve Adjustment pursuant to Section 5.06.

In the event adjustments are made under Section 5.02 or Section 5.03, the amount owed will be increased with interest for the time elapsed between the Effective Date and the date of payment. The annual interest rate to be used will be the yield on 3 month US Treasury Bills, as published by the U.S Treasury, on the last business day of the quarter ending on or immediately prior to the date of any revised accounting.

                               EXHIBIT C: Assets
                               -----------------

Assets permitted in lieu of cash under Article 5.

The list of transferred assets shall contain a seriatim listing of all assets transferred by Ceding Company and shall be provided to the Reinsurer upon request.

Asset Summary:

                                Min.   Max.
          UST                     5%    10%
          ABS/CMBS/Non-Agency
          RMBS                   15%    20%
          Public Corporates:
             NAIC1                5%    10%
             NAIC2                5%    10%
             NAIC3                5%    10%
          Private Corporates:
             NAIC1               15%    20%
             NAIC2               15%    20%
          Mortgage Loans         15%    20%

                 EXHIBIT D: Quarterly Accounting and Settlement
                 ----------------------------------------------

A. ACCOUNTING SETTLEMENT

For each Accounting Period as defined in Section 1.01, the Accounting Settlement will be equal to (1) minus (2), minus (3), minus (4) where:

(1) Equals the Reinsurance Premiums as determined in accordance with Section B of this Exhibit D.

(2) Reinsurance Claims as determined in accordance with Section C. of this Exhibit D.

(3) Commissions and Premium Tax as determined in accordance with Section D of this Exhibit D.

(4) Modco Reserve Adjustment as determined in accordance with Section F of this Exhibit D.

For the avoidance of doubt, each of the amounts determined above, including the Accounting Settlement may be a positive or negative number.

B.   REINSURANCE PREMIUMS

     Subsequent to the Effective Date, the Ceding Company will pay the Reinsurer Reinsurance Premiums on all contracts in effect under this Agreement in an amount equal to all premiums collected under the Reinsured Contracts less premiums incurred by the Ceding Company under Other Reinsurance.

C.   REINSURANCE CLAIMS

     Subsequent to the Effective Date, the Reinsurer will reimburse the Ceding Company for all Reinsurance Claims, which includes all benefits paid under the Reinsured Contracts, less claim reimbursements accrued by the Ceding Company under Other Reinsurance, during the Accounting Period. Except as noted in Section 4.02, the Reinsurer will pay the benefits on all Reinsurance Claims in the same form of settlement by the Ceding Company. Benefits paid under the Reinsured Contracts include, but are not limited to:

     i. Death Claims. Death Claims include the death benefit and any interest paid associated with the Reinsured Contracts.

     ii. Surrenders and Withdrawals. Surrenders and withdrawals include the total amount paid in the event of a partial withdrawal of account value or full surrender of Reinsured Contracts, net of any applicable surrender charges. Surrender charges are the total amount that the Ceding Company deducts before paying the cash surrender value upon a full or partial surrender of Reinsured Contracts.

     iii. Annuity Payments. Annuity Payments include the amounts paid under payout annuities.

     iv. Other Benefits. Other benefits include any other miscellaneous contract benefit paid on behalf of the Reinsured Contracts.

D.   COMMISSIONS AND PREMIUM TAX

     Subsequent to the Effective Date, Commissions equal the total amount of commission paid to distributors of the Reinsured Contracts on the Reinsured Contracts. Premium tax shall be as defined in Section 5.10.

E.   SEPARATE ACCOUNT MODCO INVESTMENT CREDIT

     Subsequent to the Effective Date, the Separate Account Modco Investment Credit is equal to the sum of all earned investment income, realized and unrealized capital gains and losses, which has been credited to, or deducted from, the Reinsured Contracts during the Accounting Period. The Separate Account Modco Investment Credit is gross of any fees deducted by the underlying funds used with the Reinsured Contracts. It is the intent of the parties that the Separate Account Modco Investment Credit shall be adjusted to reflect gains or losses to the Separate Accounts during the Accounting Period resulting from Reinsurer's errors in providing services described in Article 6.

F.   MODCO RESERVE ADJUSTMENT

     Subsequent to the Effective Date, the Modco Reserve Adjustment shall equal
     (1) minus (2) minus (3), where,

    (1) Equals a modified coinsurance reserve (the "Modco Reserve") held by the Ceding Company at the end of the Accounting Period. For these purposes, the Modco Reserve equals the amounts shown on Ceding Company's statutory statements at the end of the Accounting Period for its Separate Account liabilities related to the Reinsured Contracts. Ceding Company may, for purposes of determining accounting settlement, exclude immaterial reserve amounts determined under the then applicable Commissioners Reserve Valuation Method ("CRVM"); and

    (2) Equals the Modco Reserve, determined in accordance with subsection (1), at the end of the previous Accounting Period, except that for the initial Accounting Period, the Modco Reserve will equal the Modified Coinsurance Reserve determined as of the Effective Date, in accordance with Sections 5.01, 5.02 and 5.03 and Exhibit B of this Agreement.

    (3)  Equals the Modco Investment Credit as per item E.

                EXHIBIT E: Form of Accounting Settlement Report
                -----------------------------------------------

Ceding Company:
               ----------------

Reinsurer:
          ----------------

Reporting Quarter and Year:
                           ----------------

Date Report Completed:
                      ----------------

Contact:
        ----------------

    1.   Reinsurance premiums
                                                                   ------------
    2.   Reinsurance claims:

             a.   Death benefits
                                                                   ------------
             b.   Surrenders and withdrawals
                                                                   ------------
             c.   Annuity Payments
                                                                   ------------
             d.   Other benefits (list separately by type)
                                                                   ------------
    3.   Commissions & premium tax
                                                                   ------------
    4.   Modco reserve adjustment
                                                                   ------------
    Net Accounting Settlement (1)-(2)-(3)-(4)
                                                                   ------------

                                Schedule 8.02(b)
                                ----------------

None.

                                Schedule 8.02(c)
                                ----------------

Novated Reinsurance:
                                                               Treaty     MetLife
                                            NAIC   Fed ID      Effective  Treaty
Reinsurer Name                              Code               Date       ID
General Re Life Corporation                 86258  13-2572994  10/1/1994    17472
Munich American Reassurance Company         66346  58-0828824   6/1/1999    17500
Munich American Reassurance Company         66346  58-0828824   1/1/2000    17510
Swiss Re Life & Health America Inc.         82627  06-0839705   7/1/1998    17486
Swiss Re Life & Health America Inc.         82627  06-0839705   6/1/1994    17470
Swiss Re Life & Health America Inc.         82627  06-0839705   9/1/1997    17480
Swiss Re Life & Health America Inc.         82627  06-0839705   9/1/1997    17482
Connecticut General Life Insurance Company  62308  06-0303370  12/1/1996    17476
Connecticut General Life Insurance Company  62308  06-0303370  6/30/1998    17484
Connecticut General Life Insurance Company  62308  06-0303370   6/1/1997    17478

Other Reinsurance:
                                                               Treaty     MetLife
                                            NAIC   Fed ID      Effective  Treaty
Reinsurer Name                              Code               Date       ID
Transameriea Life Insurance Company         86231  39-0989781   6/1/1994    17471
Transamerica Life Insurance Company         86231  39-0989781  10/1/1994    17473
AXA Corporate Solutions Life Reinsurance    68365  04-2729166  11/1/1999    17502
Company
AXA Corporate Solutions Life Reinsurance    68365  04-2729166  11/1/1999    17504
Company
AXA Corporate Solutions Life Reinsurance    68365  04-2729166  5/18/2000    17512
Company

                                       43